Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-111303, 333-34420 and 333-73650), pertaining to the Jacada Ltd. 2003 Share Option and Incentive Plan, Jacada Ltd. 1999 Share Option and Incentive Plan, the Jacada Ltd. 1996 Share Option Plan and to the Jacada Ltd. 1994 Stock Option Plan, of our report dated April 16, 2009 with respect to the consolidated financial statements of Jacada Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2008.

Tel-Aviv, Israel	KOST, FORER, GABBAY and KASIERER

April 16, 2009	A member of Ernst & Young Global